Health Revenue Assurance Associates (HRAA)

Assuring the Existence of Healthcare Organizations



For more information:
Robert Rubinowitz
President

Shareholder Updates Meeting

Before I begin, I would like to remind you of our cautionary statement. This call will contain forward-looking management comments and other statements reflecting our outlook for future period. These comments should be considered in conjunction with the cautionary language contained in our press release regarding this call, as well as the detailed cautionary statements found in our most recent Annual Report on Form 10-K and subsequent SEC filings.

I would like to indicate that all the figures given in this presentation are disclosed in our latest quarterly report ended June 30th filed with the SEC on August 20th. Additionally, all figures have been rounded to even denominations.

Increase in Business

During the second quarter, HRAA generated $1,634,000 of net revenue for the six months ended June 30, 2012, compared to $590,000 for the six months ended June 30, 2011 , an increase of $1,044,000 or 177%.

This also shows that our net revenue increased by $754,000 or 275%, from $274,000 to $1,028,000 for the three months ended June 30, 2011 compared to the three months ended June 30, 2012.

The increase in business is a combination of exponential growth in both number of clients and activity per client. This is mainly due to the efforts put forth by the Company in business development and marketing.

As of June 30, 2012, the Company 75 employees, as compared to 8 as of June 30, 2011. The company is currently hiring more coders in order to meet its contractual obligations. Today the company has 89 employees.

Increase in Business

As anticipated by management, the Company broke the profitability threshold in June 2012, with a net income of $4,000 for the month.

Levels of revenue generated by the Company during the second quarter were respectively $164,000, $240,000 and $624,000 for April, May and June 2012

Both April and May's net loss, respectively $266,000 and $248,000, were due primarily to greater personnel and related training costs associated with the buildup of the Company's audit and coding personnel required to service the anticipated increase in service contracts in future periods.

The month of June is representative of our growth since the Company generated more revenue within this 30 days period ($624,000) than in the entire first Quarter ($606,000).

Financial Update 2nd Quarter

HRAA's shares have been trading since July 12th on the OTC Bulletin Board, with an opening at $.30 a share. Our ticker symbol is HRAA.

In June 2012, the Company entered into a factoring agreement with a finance company. Under the terms of the agreement, the Company, at its discretion, assigns the collection rights of its receivables to the finance company in exchange for an advance of 85% of face value in order to be able to maintain our cash flows and finance our growth.

Legal Settlement

On May 8, 2012, the Company terminated the employment of Keith A. Siddel ("Siddel") from his position as our Chief Marketing Officer and subsequently amended its complaint to enforce certain non-competition clauses contained in the employment agreement. The Company sought a declaration of its obligations to pay severance under the terms of its then-existing employment agreement with Siddel.

On July 9, 2012, the Company and Siddel entered into a Settlement Agreement. Pursuant to the Settlement Agreement, Siddel agreed to abolish all claims and lawsuits against the Company, Andrea Clark and Robert Rubinowitz. Additionally, Siddel agreed to relinquish his shares and resign his board seat. In exchange the Company has agreed to pay Siddel $232,500 over an eleven month period. This represented a savings of $117,500 from previously anticipated amount. These payments commenced in July 2012. In addition the Company has agreed to abolish all claims and lawsuits against Siddel. Andrea Clark and Robert Rubinowitz, the Companies Chief Executive Officer and Chief Operating Officer, respectively, have personally guaranteed the payments of the Settlement Agreement.

Mr. Siddel resigned any and all positions which he had or presently may have had with the Company.

Key Recruiting Initiatives

The company has entered into an agreement with Workforce One. The partnership is setup in such a way where the company will hire 10 veterans at a time to go through 14 weeks of on the job coder training. The company will be reimbursed for 90% of the salaries of those employees. Once the 14 weeks are over, they will be transitioned to full-time coders billable to our clients.

The company has been requested by one of our clients, Vanguard Health Systems, to bring on an additional 17 coders, since they have added another one of there 29 hospitals to the outsourced coding services we provide. That will bring our total to 44 coders across 7 hospitals.

Key Marketing Initiatives

HRAA has increased and continues to grow its brand awareness through successful Social Media outreach via as Facebook, Twitter, Google+, Pinterest and the launch of our new corporate website.

We have updated our design, its functionality and its overall look and feel. This now gives us the ability to capture leads for the sales team, capture resumes and detailed information on career applicants, as well as strategically prioritizing content. The next steps will include SEO initiatives.

HRAA has forged a partnership with ResumeBear. We are currently finalizing our Premier Employer page, updating branding based on new graphics and images, which will increase our visibility tremendously. We will be one of 10 companies featured in their national launch campaign which includes the Ellen Show.

On Monday, October 1st at the 84th annual AHIMA Convention & Exhibit in Chicago, Andrea Clark, our CEO and Founder will be honored as Mentor of the Year during the Triumph Awards ceremony.

Key Marketing Initiatives

HRAA will have a tremendous presence at the AHIMA National Conference. We have a 20'x20' island booth, with new graphics and new collateral capitalizing on last week's announcement of ICD-10 implementation date set for October 1, 2014. HRAA will be introducing and conducting onsite demos of ICD Visualizer & HIM Visualizer (the first two Visualizer products from our Business Intelligence technology solutions group).

ICD Visualizer is designed to assist providers with risk mitigation strategies that address the workload and financial ramifications of the mandatory transition to ICD10. It has an initial price point of $40,000. HIM Visualizer provides access to complete financial data such as expense, revenue and coded patient data, operational data such as admissions and discharges, ED visits and staffing, and clinical data identified by ordering, admitting, attending and performing physician and non-physician practitioners as well as discrete clinical findings and outcomes. HIM Visualizer has an initial price point of $150,000.

Healthcare leaders are thirsty for analytics designed to provide actionable information to improve revenue integrity, operations and financial performance. Obstacles to the adoption of such analytics are both structural and cultural…HRAA's Visualizer products resolve both.

Key Marketing Initiatives

HRAA has an additional five Visualizer products under development. Service Line Visualizer assists emerging dyad management teams of physician and hospital administrators with actionable analytics to ferret out efficiency and quality opportunities. Productivity, Census and Activity Visualizers include predictive analytics regarding resource utilization, patient contacts, and patient throughput by diagnosis and provider. The Wound Care Visualizer analyzes key performance metrics regarding actual and potential wound development, progression, outcomes and cost.

Conclusion

- HRAA is committed to providing products, services and solutions that drive towards value in healthcare delivery while assuring the existence of healthcare organizations.
- I want to thank you for your time today and should you have any questions you can contact us through our website at hraa.com.
- Have a nice weekend!